Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES MANAGEMENT CHANGES
     ST. LOUIS, August 24 – Patriot Coal Corporation announced today that Paul H. Vining is stepping down as President & Chief Operating Officer, effective immediately. In order to ensure a smooth transition of his responsibilities, Mr. Vining has agreed to continue in a senior advisory role at Patriot for a period which could extend through the end of this year.
     The Company also announced that Charles A. Ebetino, Jr. will assume the position of Senior Vice President & Chief Operating Officer, with responsibility for all of Patriot’s mining operations. Mr. Ebetino has served as Patriot’s Senior Vice President – Corporate Development since its 2007 spin-off. Ebetino has more than 30 years of operating and commercial experience in the coal and utility industries, including prior senior management roles at Peabody Energy and American Electric Power, where he served as President & Chief Operating Officer of AEP’s coal mining and coal-related subsidiaries from 1993 until 2002. “Chuck’s prior management experience, combined with his operating background and specific knowledge of Patriot’s operations, make him an excellent fit for this position,” stated Patriot Chief Executive Officer Richard M. Whiting. “His deep understanding of all aspects of coal mining and marketing will serve the Company well as he assumes this critical role,” continued Whiting.

     As a result of this organizational change, Mr. Whiting will assume the role of President, while also continuing in his current capacity as Chief Executive Officer. In addition to Mr. Ebetino, who will continue to report to Whiting in his new role, Patriot’s senior management team will be configured as follows:
•	Mark N. Schroeder will continue as Senior Vice President & Chief Financial Officer, while assuming additional responsibilities for Corporate Development activities

•	Robert W. Bennett will continue as Senior Vice President & Chief Marketing Officer, now reporting directly to Mr. Whiting

•	Joseph W. Bean will continue as Senior Vice President – Law & Administration, General Counsel & Corporate Secretary
     “We would like to thank Paul for his leadership and for his commitment to safe mining operations. Paul’s efforts have been key to the successful integration of the Magnum operations into Patriot over the past two years,” observed Whiting, “and we certainly wish him well with his future endeavors.”
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
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